Exhibit (l)(2)

May 31, 2026

Lind Capital Partners Municipal Credit Income Fund

500 Davis Center, Suite 1004

Evanston, IL 60201

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Lind Capital Partners Municipal Credit Income Fund that is included in Post-Effective Amendment No. 4 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-257500), and Amendment No. 8 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-23711), on Form N-2 of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (513) 991-8472 or bo.howell@fintechlaw.ai.

Very truly yours,

/s/ Bo J. Howell

On behalf of FinTech Law